Exhibit 10.19
AMENDMENT TO STOCK OPTION AGREEMENTS
The Compensation Committee (the “Committee”) of the Board of Directors of NET Power Inc., a Delaware corporation (the “Company”), adopts this Amendment to Stock Option Agreements (this “Amendment”) pursuant to Article XI and Sections 3.1(h), 3.1(k), and 6.8 of the NET Power Inc. 2023 Omnibus Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Amendment have the meanings given in the Plan or in the applicable Option Agreement.
1Covered Options. This Amendment applies to each Stock Option granted under the Plan pursuant to a Stock Option Grant Notice and Stock Option Agreement in the form that provides, in Section 3(b), that the option remains exercisable through its Expiration Date upon a Termination of Service due to death or Disability and terminates immediately upon a Termination of Service by the Company or an Affiliate for any other reason (the “Form”) (each, a “Covered Option”); provided that a Stock Option that vests, in whole or in part, upon the achievement of a performance or market condition is not a Covered Option, and a Stock Option held by a Participant whose voluntary Termination of Service occurred before the date on which the Committee adopted this Amendment is not a Covered Option and remains subject to its Option Agreement and the Plan as in effect before that date. The grant notice and agreement relating to a Covered Option are, together, its “Option Agreement.”
2Effectiveness. This Amendment amends each Option Agreement effective as of the Date of Grant of the Covered Option to which it relates.
3Replacement of Section 3(b). Section 3(b) of each Option Agreement is deleted and replaced with Section 4 of this Amendment, which forms part of each Option Agreement as if set out in it as Section 3(b).
4Termination of Service. Notwithstanding anything in the Option Agreement or the Plan to the contrary, and subject to Sections 3(c) and 10 of the Option Agreement, upon the Participant’s Termination of Service, the Covered Option shall be treated as follows:
(a)Death or Disability. If the Termination of Service is due to the Participant’s death or Disability, the Vested Portion may be exercised by the Participant, or by the Participant’s estate or the person who acquires the Covered Option by will or the laws of descent and distribution, at any time on or before the Expiration Date.
(b)Termination Without Cause. If the Termination of Service is by the Company or an Affiliate other than for Cause, the Covered Option does not terminate by reason of the Termination of Service, continues to vest in accordance with its vesting schedule as if the Participant’s service had continued, and may be exercised, to the extent vested, at any time on or before the Expiration Date.
(c)Voluntary Termination. If the Termination of Service is by the Participant, including a resignation for good reason or words of like import under any agreement or plan, other than a Termination of Service described in Section 4(a) or 4(d), the Vested Portion may be exercised at any time within ninety (90) days after the date of the Termination of Service, but not after the Expiration Date.
(d)Termination for Cause. If the Termination of Service is by the Company or an Affiliate for Cause, or is a voluntary Termination of Service after the occurrence of an event that would be grounds for a Termination of Service for Cause, the Covered Option, whether or not vested, terminates and ceases to be exercisable as of the date of the Termination of Service.

(e)Unvested Portion. Except as provided in Section 4(b), any portion of the Covered Option that is not part of the Vested Portion terminates as of the date of the Termination of Service.
(f)Vested Portion. “Vested Portion” means the portion of the Covered Option that is vested and exercisable on the date of the Termination of Service, together with any portion that vests after that date under an employment, severance, separation, or similar agreement or plan between the Participant and the Company.
(g)More Favorable Terms. Nothing in this Section 4 limits any more favorable treatment of the Covered Option upon a Termination of Service under an employment, severance, separation, or similar agreement or plan between the Participant and the Company, or the extension provided by Section 6.5 of the Plan.
(h)Change in Status. Unless the Committee determines otherwise under Section 2.44 of the Plan at or before the time the Participant’s employment ends, if the Participant’s employment with the Company and its Affiliates ends and the Participant continues to provide services to the Company or an Affiliate in a non-employee capacity, the Termination of Service occurs when those services end, and this Section 4 then applies according to the manner in which the employment ended; provided that Section 4(a) applies if those services end because of the Participant’s death or Disability, and Section 4(d) applies if those services end for Cause.
5Other Terms. This Amendment is a determination of the Committee under Section 6.8 of the Plan and an amendment under Article XI of the Plan and Section 16 of the Option Agreement. It does not change the number of Shares subject to any Covered Option, its exercise price, its vesting schedule, or its Expiration Date, and it does not limit Section 4 of the Option Agreement or Section 13.7 of the Plan. Except as provided in this Amendment, each Option Agreement remains in full force and effect.
6Governing Law. This Amendment is governed by the laws of the State of Delaware, without regard to its conflict of laws principles.